UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2026

STRIVE, INC.
(Exact name of Company as specified in its charter)

Nevada	001-41612	88-1293236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Ct, Suite 1400, Dallas, TX	75201
(Address of principal executive offices)	(Zip Code)

(855) 427-7360
(Company’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	ASST	The Nasdaq Stock Market LLC
Variable Rate Series A Perpetual Preferred Stock, $0.001 par value per share	SATA	The Nasdaq Stock Market LLC

Indicate by check mark whether the Company is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company   ☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On January 21, 2026, Strive, Inc. (the “Company”) issued a press release announcing that, subject to market and other conditions, it intends to conduct a $150 million public follow-on offering of  its Variable Rate Series A Perpetual Preferred Stock (the “SATA Stock”). The Company intends to use the net proceeds of the offering, together with cash on hand and potentially cash from terminating the existing capped call transactions relating to the outstanding 4.250% Convertible Senior Notes due 2030 (the “Semler Convertible Notes”) issued by Semler Scientific, Inc., a wholly-owned subsidiary of the Company (“Semler Scientific”), and guaranteed by the Company, pursuant to an indenture, dated as of January 28, 2025, between Semler Scientific and U.S Bank Trust Company, National Association, as trustee (the “Trustee”), as amended by a supplemental indenture, dated January 16, 2026, by and among Semler Scientific, the Company and the Trustee, (i) to finance the redemption, repurchase, repayment, satisfaction and discharge or other payment of all or a portion of the Semler Convertible Notes and Semler Scientific’s outstanding borrowings under its master loan agreement with Coinbase Credit Inc., which may include one or more repurchases pursuant to privately negotiated transactions, and the payment of accrued and unpaid interest thereon, with the purpose of returning to a perpetual-preferred only amplification model, (ii) the acquisition of bitcoin and bitcoin-related products and (iii) for working capital and general corporate purposes.

The Company also announced that it is in the process of negotiating separate and individual transactions with certain holders the Semler Convertible Notes to exchange some or all of the Semler Convertible Notes held by such holders for shares of SATA Stock. The Company expects to reduce the size of its follow-on offering to the extent it elects to issue shares of SATA Stock in connect with such exchanges. The offering of the SATA Stock is not conditioned on the closing of any such exchange, and any such exchange would be subject to ongoing negotiations and market conditions. The Company will not receive any cash proceeds from any such exchange. Any such exchange would be conducted pursuant to an exemption from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering.

A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Neither this Current Report on Form 8-K nor the press release filed hereto constitutes an offer to sell or the solicitation of an offer to buy any securities or an offer to purchase, a solicitation of an offer to sell, or a notice of redemption with respect to the Semler Convertible Notes.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Strive, Inc. dated January 21, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2026	Strive, Inc.

/s/ Matthew Cole
Name: Matthew Cole
Title: Chief Executive Officer